CERTIFICATE OF DESIGNATION OF SERIES P CONVERTIBLE PREFERRED STOCK OF NATURALSHRIMP INCORPORATED

The undersigned, Gerald Easterling, hereby certifies that:

1. He is the CEO of NaturalShrimp Incorporated, a Nevada corporation (the "Company").

2. The Company is authorized to issue 200,000,000 shares of preferred stock.

3. The following resolutions were duly adopted by the Board of Directors (the "Board"):

WHEREAS, the Articles of Incorporation of the Company, as amended, as originally filed with the Secretary of State of the State of Nevada on July 3, 2008 (the "Articles of Incorporation") provide for a class of its authorized stock known as the Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of Preferred Stock, which shall consist of up to **20,000,000** shares of a series of the Preferred Stock which the Company has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of Preferred Stock in exchange of common stock of the Company and does hereby fix and determine the rights, preferences, restrictions, and other matters relating to such series of Preferred Stock, to be known as the "Series P Convertible Preferred Stock," as set forth in the Certificate of Designation in the form attached hereto as Exhibit A (the "Certificate of Designation"); and it is further

RESOLVED, that the Company file the Certificate of Designation with the Secretary of State of the State of Nevada, pursuant to Section 78.1955 of the Nevada Revised Statutes, setting forth the rights, qualifications, preferences, limitations, and terms relating to the Series P Convertible Preferred Stock; and it is further

RESOLVED, that the officers of the Company, or any one or more of them, be and they hereby are, authorized and empowered, for and on behalf of the Company, to: (i) execute, deliver, and file the Certificate of Designation with the Secretary of State of the State of Nevada, and any and all applications, agreements, documents, instruments, and certificates related thereto; (ii) incur such costs and expenses; and (iii) do any and all acts and things that any one or more of the officers of the Company deems, in the exercise of their sole discretion, necessary, desirable, or appropriate in

connection with these resolutions, with the execution and delivery of the Certificate of Designation and the applications, agreements, documents, instruments, and certificates related thereto to constitute conclusive proof of the appropriateness of the Certificate of Designation and the applications, agreements, documents, instruments, and certificates related thereto.

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate this 17th day of March 2026

By: Gerald Easterling

Gerald Easterling, President and CEO

CERTIFICATE OF DESIGNATION OF SERIES P CONVERTIBLE PREFERRED STOCK OF NATURALSHRIMP INCORPORATED

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of NaturalShrimp Incorporated., a Nevada corporation (the "Company"), as authorized on March 16, 2026, by the board of directors of the Company (the "Board"), for the purposes of establishing a series of the Company's authorized preferred stock, $.0001 par value per share ("Preferred Stock"), designated as Series P Convertible Preferred Stock, and fixing the relative rights and preferences thereof:

1. DESIGNATION AND NUMBER

A series of Preferred Stock designated as "Series P Preferred Stock" is hereby established. The number of authorized shares of Series P Preferred Stock shall initially be 20,000,000 (Twenty Million) shares.

2. DIVIDENDS

Holders of Series P Preferred Stock shall be entitled to receive dividends when and if declared by the Board and shall be senior to the dividend rights of any other outstanding class of Preferred Stock.

3. LIQUIDATION RIGHTS

Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the then outstanding shares of Series P Preferred Stock shall be entitled to receive out of the assets of the Company the sum of $0.0001 per share before any payment or distribution shall be made on the Common Stock, or any other class of capital stock of the Company ranking junior to the Series P Preferred Stock.

(a) The sale, conveyance, exchange or transfer (for class, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company shall be deemed a dissolution, liquidation or winding up of the Company for purposes of this Section 3, but the merger, consolidation, or other combination of the Company into or with any other corporation, or the merger, consolidation, or other combination of any other corporation into or with the Company, shall not be deemed a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this Section 3. As use herein, the "merger, consolidation, or other combination" shall include, without limitation, a forward or reverse triangular merger, or stock exchange of the Company and any of its subsidiaries with any other corporation.

After payment to the holders of shares of the Series P Preferred Stock of the full preferential amounts fixed by this Section 3 for shares of the Series P Preferred Stock, the holders of the Series P Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(c) In the event the assets of the Company available for distribution to the holders of the Series P Preferred Stock upon dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 3, no distribution shall be made on account of any shares of a class or series of capital stock of the Company ranking on a parity with the shares of the Series P Preferred Stock, if any, upon such dissolution liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series P Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

4. CONVERSION OF SERIES P PREFERRED STOCK.

(a) Conversion Option. The holders of Series P Preferred Stock shall have the right to convert the shares of Series P Preferred Stock into shares of the Company's common stock (the "Common Stock") at a conversion rate of 1 share of Common Stock for each share of Series P Preferred Stock

(b) Mechanics of Conversion. If the holders elect to convert the Series P Preferred Stock, they shall deliver three (3) days' written notice thereof ("Notice of Conversion") to the Company, which Notice of Conversion shall indicate (i) the number of shares of Series P Preferred Stock that the holder is electing to convert or is required to convert, (ii) the Conversion Date under and (iii) the manner and the place designated for the surrender of the certificate or certificates representing the shares to be converted. The Company shall issue or cause to be issued the Common Stock issuable upon conversion within ten (10) business days.

5. VOTING

5.1 General Voting

Except as otherwise required by Nevada law or expressly provided herein, the Series P Preferred Stock shall vote together with the common stock as a single class on all matters submitted to a vote of stockholders, except that the Series P Preferred Stock, as a class, shall perpetually represent 60% of the voting power of the stockholders.

6. PROTECTIVE PROVISIONS

So long as any shares of Series P Preferred Stock are outstanding, the Company shall not, without the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series P Preferred Stock:

(a) amend, alter, or repeal any provision of the Articles or bylaws in a manner that adversely affects the rights, preferences, or privileges of the Series P Preferred Stock;
(b) authorize, create, or issue any class or series of capital stock that ranks senior to or on parity with the Series P Preferred Stock with respect to voting, liquidation, or dividends;

(c) sell, license, assign, or encumber assets having an aggregate fair market value in excess of $1,000,000 in any single transaction or series of related transactions, other than in the ordinary course of business;

(d) approve any merger, consolidation, business combination, or sale of substantially all assets; or

(e) increase or decrease the size of the Board of Directors.

7. TRANSFERABILITY.

(a) The Series P Preferred Stock constitutes "restricted securities" as such term is defined in Rule 144(a)(3) under the Act and may only be disposed of in compliance with U.S. federal securities laws and applicable state securities or "blue sky" laws. Without limiting the generality of the foregoing, the Series P Preferred Stock may not be offered for sale, sold, transferred, assigned, pledged or otherwise distributed unless (i) subsequently registered thereunder, (ii) the holder of the Series P Preferred Stock shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, in a form generally acceptable to the Company, to the effect that such Series P Preferred Stock to be offered for sale, sold, transferred, assigned, pledged or otherwise distributed may be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to an exemption from such registration, or (iii) the holder provides the Company and its legal counsel with assurance reasonably acceptable to the Company that such Series P Preferred Stock can be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to Rule 144A promulgated under the Act;

(b) So long as is required by this Section 7, the certificates or other instruments representing the Series P Preferred Stock shall bear any legends as required by applicable state securities or "blue sky" laws, in addition to the following restrictive legend (and that a stop-transfer order shall be placed against transfer of such certificates):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(c) The Company shall keep at its principal office, or at the offices of its transfer agent, a register of the Series P Preferred Stock. Upon the surrender of any certificate representing Series P Preferred Stock at such place, the Company, at the request of the record holder of such certificate, shall execute and deliver (at the Company's expense) a new certificate or certificates in exchange

therefore representing in the aggregate the number of shares represented by the certificate surrendered. Each new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the certificate surrendered and shall be substantially identical in form to the surrendered certificate.

8. NOTICES

Any notice required or permitted hereunder shall be in writing and delivered personally, by nationally recognized overnight courier, by certified mail (return receipt requested), or by electronic mail to the addresses on file with the Company's transfer agent or stock ledger. Notices to the Company shall be addressed to the Company's Chief Executive Officer at the Company's principal executive office.

IN WITNESS WHEREOF, the Company has executed this Certificate of Designation as of the 17th day of March 2026.

NaturalShrimp Incorporated
By: Gerald Easterling
Name: Gerald Easterling
Title: CEO